AVATAR

FOR IMMEDIATE RELEASE
Contact : Avatar Holdings Inc.

201 Alhambra Circle

Coral Gables, FL 33134

Juanita I. Kerrigan

(305) 442-7000

AVATAR REPORTS SECOND QUARTER RESULTS OF OPERATIONS

Coral Gables, FL – August 9, 2006 – Avatar Holdings Inc. (NASDAQ-AVTR) today reported net income of $27,183,000 ($2.62 per share, diluted) on revenues of $170,689,000 for the three months ended June 30, 2006, an increase of 190% over net income of $9,389,000 ($0.96 per share, diluted) on revenues of $107,419,000 for the three months ended June 30, 2005.

For the six months ended June 30, 2006, Avatar reported net income of $51,819,000 ($5.01 per share, diluted) on revenues of $325,903,000, an increase of 120% over net income of $23,559,000 ($2.39 per share, diluted) on revenues of $198,642,000 for the same period in 2005.

During the three months ended June 30, 2006, we closed on 456 homes, an 8% increase over the 421 homes closed during the three months ended June 30, 2005. Dollar volume increased by 34% to $134,204,000 compared to $100,006,000 for the three months ended June 30, 2005.

During the first six months of 2006, we closed on 972 homes, a 27% increase over the 763 units closed during the comparable period of 2005. Dollar volume increased by 52% to $272,732,000, compared to $179,885,000 for the first six months of 2005.

The number of housing contracts signed during the three months ended June 30, 2006 declined by 45% to 242, compared to 441 for the three months ended June 30, 2005. The dollar volume of contracts signed declined by 43% compared to the three months ended June 30, 2005, to $83,074,000 compared to $145,211,000.

The number of housing contracts signed for the six months ended June 30, 2006 declined by 40% to 670, compared to 1,117 for the first six months of 2005. The dollar volume of contracts signed declined by 26% compared to the first six months of 2005, to $239,597,000 compared to $324,950,000.

The number of units in backlog was 1,763 at June 30, 2006, compared to 2,542 at June 30, 2005. The aggregate dollar volume of our backlog at June 30, 2006 was $601,345,000, compared to $669,842,000 at June 30, 2005.

Our sales results reflect the softening market for new single-family and multi-family residences in our markets. We are experiencing a further increase in the rate of cancellations of home sales. Residential builders including Avatar are increasingly utilizing various sales incentives in our markets. Additionally, there remains the continued availability of an excess of investor and speculator-owned units.

Our focus remains on managing Avatar and its assets for the long-term benefit of its shareholders, including the identification and monetization of commercial and industrial land from our holdings. We continue to utilize our strong balance sheet and large portfolio of developable land for these purposes. We do not anticipate a meaningful improvement in our markets in the near term. It is not our intention to implement programs which may offer some short-term earnings advantage, but which could compromise our long-term objectives.

Results for the six months ended June 30, 2006 include pre-tax income of $28,189,000 on revenues of $38,946,000 from commercial, industrial and other land sales, including pre-tax income of $23,468,000 on revenues of $25,132,000 from commercial and industrial land sales. For the six months ended June 30, 2005, results included pre-tax income of $6,909,000 on revenues of $8,017,000 from commercial, industrial and other land sales, including pre-tax income of $5,383,000 on revenues of $5,932,000 from commercial and industrial land sales.

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Avatar Holdings Inc. is primarily engaged in real estate operations in Florida and Arizona. Its principal real estate operations are conducted at Poinciana, Solivita and Bellalago in central Florida near Orlando, Cory Lake Isles in Tampa, Florida, and at Rio Rico, south of Tucson, AZ. Avatar’s common shares trade on The Nasdaq Stock Market under the symbol AVTR.

Certain statements discussed herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among others: the successful implementation of Avatar’s business strategy; shifts in demographic trends affecting demand for active adult communities and other real estate development; the level of immigration and in-migration into the areas in which Avatar conducts real estate activities; international (in particular Latin America), national and local economic conditions and events, including employment levels, interest rates, consumer confidence, the availability of mortgage financing and demand for new and existing housing; access to future financing; geopolitical risks; competition; changes in, or the failure or inability to comply with, government regulations; adverse weather conditions and natural disasters; and other factors as are described in Avatar’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

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SELECTED FINANCIAL DATA FOR THE SIX MONTHS AND THREE MONTHS ENDED

JUNE 30, 2006 AND 2005*

(Unaudited – Dollars in Thousands except per share data)

	Six Months		Three Months
	2006	2005	2006	2005
Revenues	$325,903	$198,642	$170,689	$107,419

Income from continuing operations before income taxes	$79,418	$34,478	$44,208	$15,002

Income Tax Expense	$27,599	$10,229	$17,025	$4,762

Income from continuing operations after income taxes	$51,819	$24,249	$27,183	$10,240

Income (loss) from discontinued operations (including loss on disposal of $1,683 for the six and three months ended in 2005)	$—	($690)	$—	($851)

Net income	$51,819	$23,559	$27,183	$9,389

Basic EPS:
Income from continuing operations after income taxes	$6.33	$3.01	$3.32	$1.27
Income (loss) from discontinued operations	—	(0.09)	—	(0.10)

Net income	$6.33	$2.92	$3.32	$1.17

Diluted EPS:
Income from continuing operations after income taxes	$5.01	$2.45	$2.62	$1.04
Income (loss) from discontinued operations	—	(0.06)	—	(0.08)

Net income	$5.01	$2.39	$2.62	$0.96

Selected Balance Sheet Data

	June 30, 2006	December 31, 2005
Cash and cash equivalents	$63,218	$38,479

Total assets	$641,988	$626,410

Total stockholders’ equity	$370,486	$312,892

Book value per share	$45.22	$38.25

*Results for 2005 have been reclassified to conform with 2006 presentation.